Exhibit 99.1
2010-5

Contact:                  R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

CAMERON SECOND QUARTER EARNINGS PER SHARE $0.58, EXCLUDING CHARGES OF $0.06 PER SHARE

•	Earnings total $0.52 per share, including charges, versus $0.62, including net gain, in second quarter of 2009
•	Orders up more than 50 percent from year ago, backlog remains above $4.9 billion
•	2010 full-year earnings expectations now $2.30 to $2.35 per share, excluding charges

HOUSTON (August 4, 2010) -- Cameron (NYSE: CAM) reported net income of $129.2 million, or $0.52 per diluted share, for the quarter ended June 30, 2010, compared with net income of $138.6 million, or $0.62 per diluted share, for the second quarter of 2009.  The second quarter 2010 results include pretax charges of $18.4 million, or $0.06 per diluted share, related to the continued integration of the NATCO Group Inc. acquisition, as well as severance-related costs and costs associated with investigations and litigation related to the Deepwater Horizon matter.  The second quarter 2009 results included a pretax charge of $10.9 million, or $0.03 per diluted share, for severance-related costs and a gain of $0.05 per diluted share related to certain tax matters.
Total revenues were $1,452.7 million for the quarter, up 14 percent from 2009’s $1,270.0 million.  Earnings before interest, taxes and depreciation (EBITDA), excluding charges, were $263.0 million, up seven percent from the $246.4 million of a year ago, while income before income taxes was $172.3 million, down slightly from the $173.5 million of a year ago.  Cameron President and Chief Executive Officer Jack B. Moore said that the gains in revenues and EBITDA reflect an exceptional focus on execution by the Company’s employees across numerous businesses in the wake of the Deepwater Horizon tragedy.  “Revenues increased in Drilling & Production Systems (DPS) and Valves & Measurement (V&M) both year-over-year and sequentially,” Moore said, “while the Compression Systems group saw revenues decline from year-ago levels due to continuing softness in their industrial markets worldwide.”  Moore noted that the year-over-year gains in DPS revenues reflect the 2009 acquisition of NATCO and increased subsea systems deliveries.  With regard to margins, Moore said, “We expected to see a decline in the overall EBITDA margins for DPS as subsea deliveries became a larger component of the revenue mix, but solid performances across the drilling, surface and process systems businesses more than offset this impact, driving a sequential increase in margins.  We do still expect some moderation in margins as we work through our subsea backlog, and this has been incorporated into our guidance.”

Orders increase 54 percent over prior year, backlog declines modestly

Total orders for the second quarter of 2010 were $1.39 billion, up from $902 million a year ago.  Moore noted that increases in DPS’ drilling business and in V&M were the primary drivers, with surface and process systems also posting solid gains.  “North American markets continued to be strong during the quarter,” Moore said, “including the booking of a sizable surface production equipment order in the Gulf of Mexico for the Davy Jones development, as well as the initial order of a Cameron 20,000-psi BOP, for use on a jackup rig.”  He noted that year-to-date orders totaled approximately $2.60 billion, up from the $1.89 billion of the first half of 2009, and that at June 30, 2010, total backlog was $4.92 billion, down modestly from the first quarter of 2010’s $4.98 billion.

Capital reinvestment continues, balance sheet remains strong

Cameron’s operations utilized cash totaling $155.4 million in the first six months of 2010, reflecting an ongoing build in working capital as project-related activity, particularly in subsea systems, continued to ramp up.   Moore also noted that Cameron spent approximately $68 million in capital expenditures in the first half.  “We now expect capital spending to total approximately $200 million for 2010,” Moore said, “as we continue to focus on investments in our aftermarket facilities and efficiency gains.”
At June 30, 2010, Cameron’s cash and cash equivalents of $1.43 billion exceeded its total debt by approximately $158 million.  Moore said that year-to-date, Cameron has repurchased approximately 3.2 million shares of its common stock at a total cost of nearly $124 million.

Full-year earnings expectations raised

Moore said that Cameron’s third quarter earnings are expected to be in the range of approximately $0.58 to $0.60 per share, and that full-year earnings, excluding charges, are expected to be approximately $2.30 to $2.35 per share, compared with the Company’s previous guidance of $2.20 to $2.30 per share.
Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.

###
Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future earnings of the Company (including third quarter and full- year 2010 earnings per share estimates), as well as expectations regarding future cash flows and use of funds for capital spending made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company’s actual results may differ materially from those described in forward-looking statements.  Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition.  Such factors may include the ultimate outcome of the claims that have been made against the Company arising out of or related to the Deepwater Horizon matter; the overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea and drilling systems projects it has been awarded; the Company’s ability to convert backlog into revenues on a timely and profitable basis; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business, including the United States, which has imposed an offshore drilling moratorium; fluctuations in currency markets worldwide; and variations in global economic activity.  In general, current and projected oil and gas prices historically have directly affected customers’ spending levels and their related purchases of the Company’s products and services.  Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes it may make in its cost structure, staffing or spending levels.
Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance.  Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cameron
Unaudited Consolidated Condensed Results of Operations
($ and shares in millions except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)
Revenues:
Drilling & Production Systems	$1,017.9	$862.3	$1,961.3	$1,667.6
Valves & Measurement	325.3	271.8	624.4	587.9
Compression Systems	109.5	135.9	213.7	271.5
Total revenues	1,452.7	1,270.0	2,799.4	2,527.0

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	984.7	840.7	1,898.8	1,684.4
Selling and administrative expenses	205.0	182.9	401.7	347.5
Depreciation and amortization	52.9	37.2	101.0	74.0
Interest income	(0.7)	(1.8)	(1.6)	(4.0)
Interest expense	20.1	26.6	38.0	51.1
Other costs	18.4	10.9	28.7	33.2
Total costs and expenses	1,280.4	1,096.5	2,466.6	2,186.2

Income before income taxes	172.3	173.5	332.8	340.8
Income tax provision	(43.1)	(34.9)	(83.2)	(87.6)
Net income	$129.2	$138.6	$249.6	$253.2

Earnings per common share:
Basic	$0.53	$0.64	$1.02	$1.17
Diluted	$0.52	$0.62	$1.01	$1.15

Shares used in computing earnings per common share:
Basic	242.9	217.1	243.6	217.0
Diluted	246.4	221.9	247.7	220.9

EBITDA:
Drilling & Production Systems	$209.2	$193.1	$398.6	$377.4
Valves & Measurement	56.2	52.5	115.4	120.7
Compression Systems	15.0	26.2	32.8	46.7
Corporate and other(1)	(35.8)	(36.3)	(76.6)	(82.9)
Total	$244.6	$235.5	$470.2	$461.9

1
Corporate EBITDA amounts include $18.4 million and $28.7 million of other costs for the three- and six-month periods ended June 30, 2010; and $10.9 million and $33.2 million for the three- and six-month periods ended June 30, 2009.

Cameron
Consolidated Condensed Balance Sheets
($ millions)

	June 30, 2010	December 31, 2009
	(unaudited)
Assets:
Cash and cash equivalents	$1,428.5	$1,861.0
Receivables, net	940.1	959.0
Inventories, net	1,800.3	1,664.2
Other	291.7	230.0
Total current assets	4,460.6	4,714.2

Plant and equipment, net	1,164.0	1,192.4
Goodwill	1,443.0	1,441.6
Other assets	362.4	377.2
Total Assets	$7,430.0	$7,725.4

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$497.1	$22.2
Accounts payable and accrued liabilities	1,879.5	2,208.2
Accrued income taxes	48.2	65.9
Total current liabilities	2,424.8	2,296.3

Long-term debt	773.8	1,232.3
Deferred income taxes	146.9	123.0
Other long-term liabilities	177.5	154.1
Total liabilities	3,523.0	3,805.7

Stockholders’ Equity:
Common stock, par value $.01 per share, 400,000,000 shares authorized, 263,111,472 shares issued at June 30, 2010 and December 31, 2009	2.6	2.6
Capital in excess of par value	2,244.6	2,244.0
Retained earnings	2,535.0	2,285.4
Accumulated other elements of comprehensive income (loss)	(140.9)	9.5
Less: Treasury stock, 20,929,347 shares at June 30, 2010 (18,453,758 shares at December 31, 2009)	(734.3)	(621.8)
Total stockholders’ equity	3,907.0	3,919.7

Total Liabilities and Stockholders’ Equity	$7,430.0	$7,725.4

Cameron
Unaudited Consolidated Condensed Statements of Cash Flows
($ millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)
Cash flows from operating activities:
Net income	$129.2	$138.6	$249.6	$253.2
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	37.6	27.5	71.4	54.0
Amortization	15.3	9.7	29.6	20.0
Non-cash stock compensation expense	6.4	8.2	18.5	16.0
Tax benefit of employee stock compensation plan transactions and deferred income taxes	12.9	(10.2)	7.5	(7.4)
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	(39.8)	85.4	20.1	83.0
Inventories	(21.9)	(105.3)	(65.9)	(293.1)
Accounts payable and accrued liabilities	(139.8)	(6.9)	(367.5)	(68.1)
Other assets and liabilities, net	(39.6)	(9.5)	(118.7)	(48.3)
Net cash provided by (used for) operating activities	(39.7)	137.5	(155.4)	9.3

Cash flows from investing activities:
Capital expenditures	(38.2)	(58.8)	(68.1)	(107.8)
Acquisitions, net of cash acquired	(13.0)	(23.2)	(40.9)	(23.2)
Proceeds from sale of plant and equipment	4.7	1.2	7.6	2.7
Net cash used for investing activities	(46.5)	(80.8)	(101.4)	(128.3)

Cash flows from financing activities:
Short-term loan borrowings (repayments), net	(2.1)	12.1	(18.7)	35.1
Purchase of treasury stock	(84.1)	−	(123.9)	(7.1)
Proceeds from stock option exercises, net of tax payments from stock compensation plan transactions	(5.7)	4.6	(12.2)	3.5
Excess tax benefits from employee stock compensation plan transactions	1.5	0.4	5.4	2.2
Principal payments on capital leases	(1.7)	(1.6)	(3.3)	(3.6)
Net cash provided by (used for) financing activities	(92.1)	15.5	(152.7)	30.1

Effect of translation on cash	(12.2)	23.5	(23.0)	5.6

Increase (decrease) in cash and cash equivalents	(190.5)	95.7	(432.5)	(83.3)

Cash and cash equivalents, beginning of period	1,619.0	1,442.0	1,861.0	1,621.0

Cash and cash equivalents, end of period	$1,428.5	$1,537.7	$1,428.5	$1,537.7

Cameron
Orders and Backlog
($ millions)

Orders

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Drilling & Production Systems	$914.3	$597.5	$1,609.3	$1,224.4
Valves & Measurement	339.1	194.1	740.2	427.3
Compression Systems	135.7	110.2	250.5	233.4
Total	$1,389.1	$901.8	$2,600.0	$1,885.1

Backlog

	June 30, 2010	December 31, 2009	June 30, 2009

Drilling & Production Systems	$3,982.0	$4,364.1	$4,035.7
Valves & Measurement	630.8	547.1	579.6
Compression Systems	308.8	278.6	401.0
Total	$4,921.6	$5,189.8	$5,016.3

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Three Months Ended June 30, 2010
	Drilling & Production Systems	Valves & Measurement	Compression Systems	Corporate	Total
Income (loss) before income taxes	$173.9	$45.3	$11.0	$(57.9)	$172.3
Depreciation & amortization	35.3	10.9	4.0	2.7	52.9
Interest income	—	—	—	(0.7)	(0.7)
Interest expense	—	—	—	20.1	20.1

EBITDA	$209.2	$56.2	$15.0	$(35.8)	$244.6

	Three Months Ended June 30, 2009
	Drilling & Production Systems	Valves & Measurement	Compression Systems	Corporate	Total

Income (loss) before income taxes	$172.7	$43.8	$22.0	$(65.0)	$173.5
Depreciation & amortization	20.4	8.7	4.2	3.9	37.2
Interest income	−	−	−	(1.8)	(1.8)
Interest expense	−	−	−	26.6	26.6

EBITDA	$193.1	$52.5	$26.2	$(36.3)	$235.5

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Six Months Ended June 30, 2010
	Drilling & Production Systems	Valves & Measurement	Compression Systems	Corporate	Total

Income (loss) before income taxes	$332.1	$94.3	$24.8	$(118.4)	$332.8
Depreciation & amortization	66.5	21.1	8.0	5.4	101.0
Interest income	—	—	—	(1.6)	(1.6)
Interest expense	—	—	—	38.0	38.0

EBITDA	$398.6	$115.4	$32.8	$(76.6)	$470.2

	Six Months Ended June 30, 2009
	Drilling & Production Systems	Valves & Measurement	Compression Systems	Corporate	Total

Income (loss) before income taxes	$336.9	$103.5	$38.3	$(137.9)	$340.8
Depreciation & amortization	40.5	17.2	8.4	7.9	74.0
Interest income	−	−	−	(4.0)	(4.0)
Interest expense	−	−	−	51.1	51.1

EBITDA	$377.4	$120.7	$46.7	$(82.9)	$461.9